Exhibit 99.1

BlueLinx Announces Second Quarter 2026 Results

ATLANTA, August 4, 2026 – BlueLinx Holdings Inc. (NYSE: BXC), a leading U.S. wholesale distributor of building products, today reported financial results for the fiscal three months ended July 4, 2026 (“second quarter 2026”).

SECOND QUARTER 2026 HIGHLIGHTS

•Net sales of $814 million, an increase of 4.4% compared to second quarter 2025
•Gross profit of $140 million, or 17.2% of net sales
•Net income of $6.4 million, or $0.81 diluted earnings per share, increases of 49% and 50%, respectively compared to second quarter 2025
•Adjusted net income of $9.1 million, or $1.15 adjusted diluted earnings per share, increases of 62% and 64%, respectively, compared to second quarter 2025
•Adjusted EBITDA of $36 million, or 4.4% of net sales, an increase of 33% compared to second quarter 2025
•Available liquidity of $655 million, including $318 million cash and cash equivalents on hand
“Our second quarter results demonstrate the strength and execution of our profitable sales growth strategy, as we delivered year-over-year net sales growth combined with solid gross margins in both specialty and structural products,” said Shyam Reddy, President and Chief Executive Officer of BlueLinx. “Our strategic business initiatives are enabling us to achieve this margin performance in a challenging environment, strengthen our operational capabilities, and drive efficiency into the business.”

“Disciplined financial management in the second quarter drove improved year-over-year profitability, supported by our business and digital transformation efforts and continued strong liquidity,” said Kelly Wall, Senior Vice President, Chief Financial Officer and Treasurer. “Free cash flow significantly improved compared to second quarter 2025 due to solid operating results and more efficient working capital management, largely driven by lower inventory levels.“

SECOND QUARTER 2026 FINANCIAL PERFORMANCE

In second quarter 2026, net sales were $814 million, an increase of $34 million, or 4.4%, compared to the fiscal three months ended June 28, 2025 (“second quarter 2025”). Sales growth in the current quarter was attributable to both specialty products and structural products. Gross profit was $140 million, an increase of $20 million, or 16.7%, year-over-year, and gross margin was 17.2%, up 190 basis points from 15.3% in the prior year quarter. Second quarter 2026 included a benefit of $7.2 million for an import duty-related item. Excluding this benefit, second quarter 2026 gross profit would have been $132 million, and gross margin would have been 16.3%, up 100 basis points compared to the prior year quarter.

Net sales of specialty products, which include product types such as engineered wood, siding, millwork, outdoor living, specialty lumber and panels, and industrial products, were $564 million, an increase of $21 million, or 3.8% compared to second quarter 2025. This overall increase in net sales for specialty products in the current quarter was due primarily to the positive impact of the Disdero Lumber Co., LLC (“Disdero”) acquisition and higher pricing, partially offset by volume declines in some product types. Gross profit from specialty product sales was $113 million, an increase of $12 million, or 12.3% when compared to the second quarter of last year. Gross margin for specialty products was 20.0% compared to 18.5% in the prior year quarter. Excluding the benefit of the import duty-related item, gross profit for specialty products would have been $105 million and gross margin would have been 18.7% for second quarter 2026.

Net sales of structural products, which include product types such as lumber, panels (including plywood and oriented strand board), rebar, and remesh, were $250 million, an increase of $13 million, or 5.6%, compared to second quarter 2025. This increase in structural product sales was due primarily to increases in pricing and volumes for lumber, partially offset by volume declines in panels. Gross profit from sales of structural products was $27.1 million, an increase of $7.7 million from the prior year quarter, and gross margin improved to 10.9%, compared to 8.2% in the prior year quarter.

Selling, general and administrative (“SG&A”) expenses were $107 million in second quarter 2026, $12.1 million higher than the prior year quarter. The year-over-year increase in SG&A was primarily due to the addition of Disdero, fuel and third-party freight expenses, and employee-related expenses.

Net income was $6.4 million, or $0.81 per diluted share, versus net income of $4.3 million, or $0.54 per diluted share, in the prior year quarter. Adjusted Net Income was $9.1 million, or $1.15 per diluted share, compared to $5.6 million, or $0.70 per diluted share in the second quarter of last year.

Adjusted EBITDA was $35.6 million, or 4.4% of net sales, for second quarter 2026, compared to $26.8 million, or 3.4% of net sales in second quarter 2025. The import duty-related item increased Adjusted EBITDA by $7.2 million in the current year period. Not including this import duty-related item, Adjusted EBITDA would have been $28.4 million, or 3.5% of net sales, in the current year period.

Net cash flows for operating activities improved by $38 million from $27 million used in the prior year quarter to $11 million provided in the current quarter, due primarily to higher net income accompanied by favorable changes in operating assets and operating liabilities. The Company generated free cash flow of $9 million in the current quarter, a $45 million improvement from the prior year quarter, driven by operating activities and lower capital expenditures.

CAPITAL ALLOCATION AND FINANCIAL POSITION
During second quarter 2026, we added property and equipment through purchases of $2.8 million plus $4.5 million obtained through finance leases. In addition, we recognized right-of-use assets of $6.4 million related to operating leases. These additions were related primarily to fleet, facility and technology improvements.

During second quarter 2026, we repurchased approximately $2.0 million of the Company’s common stock through open market transactions under our previous $100 million share repurchase program announced in October 2023. At quarter-end, we had $3.7 million remaining under this authorization and an additional $50 million from our more recent authorization announced in July 2025, for a total of $53.7 million.

As of July 4, 2026, total debt and finance lease obligations, excluding real property finance lease obligations, were $377 million. This consisted of $300 million of senior secured notes that mature in 2029 and $77 million of finance lease obligations for equipment. Net debt was $58 million, which consisted of total debt and finance leases, excluding real property finance lease obligations of $377 million, less cash and cash equivalents of $318 million, resulting in a net leverage ratio of 0.6x using a trailing twelve-month Adjusted EBITDA of $95 million. Available liquidity was $655 million, which included an undrawn revolving credit facility that had $337 million of availability plus cash and cash equivalents of $318 million.

THIRD QUARTER 2026 OUTLOOK
We are expecting specialty product gross margin to be in the range of 18.0% to 19.0%, and structural product gross margin to be in the range of 8.5% to 9.5%. We also expect average daily sales volumes to be higher compared to the third quarter of fiscal 2025, and improve slightly sequentially from second quarter 2026.

CONFERENCE CALL INFORMATION
BlueLinx will host a conference call on August 5, 2026, at 10:00 a.m. Eastern Time, accompanied by a supporting slide presentation.

A webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of the BlueLinx website at https://investors.bluelinxco.com, and a replay of the webcast will be available at the same site shortly after the webcast is complete.

To participate in the live teleconference:

Domestic Live: 1-800-715-9871
Passcode: 6879384

ABOUT BLUELINX
BlueLinx (NYSE: BXC) is a leading U.S. wholesale distributor of residential and commercial building products with both branded and private-label SKUs across product categories such as lumber, panels, engineered wood, siding, millwork, and industrial products. With a strong market position, broad geographic coverage footprint servicing 50 states, and the strength of a locally focused sales force, we distribute a comprehensive range of products to our customers which include national home centers, pro dealers, cooperatives, specialty distributors, regional and local dealers and industrial manufacturers. BlueLinx provides a wide range of value-added services and solutions to our customers and suppliers, and we operate our business through a broad network of distribution centers. To learn more about BlueLinx, please visit www.bluelinxco.com.

INVESTOR & MEDIA CONTACT
Tom Morabito
Investor Relations Officer
(470) 394-0099
investor@bluelinxco.com

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements. Forward-looking statements include, without limitation, any statement that predicts, forecasts, indicates or implies future results, performance, liquidity levels or achievements, and may contain the words “believe,” “anticipate,” “could,” “expect,” “estimate,” “intend,” “may,” “project,” “plan,” “should,” “will,” “will be,” “will likely continue,” “will likely result,” “would,” or words or phrases of similar meaning.

The forward-looking statements in this press release include statements about our strategy, our business and digital transformation efforts and other management initiatives and the success thereof, liquidity, and debt, our long-run positioning relative to industry conditions, future share repurchases, our ability to continue to enhance our facilities, fleet, and technology hardware, and the information set forth under the heading “THIRD QUARTER 2026 OUTLOOK.”

Forward-looking statements in this press release are based on estimates and assumptions made by our management that, although believed by us to be reasonable, are inherently uncertain. Forward-looking statements involve risks and uncertainties that may cause our business, strategy, or actual results to differ materially from the forward-looking statements. These risks and uncertainties include those discussed in greater detail in our filings with the Securities and Exchange Commission. We operate in a changing environment in which new risks can emerge from time to time. It is not possible for management to predict all of these risks, nor can it assess the extent to which any factor, or a combination of factors, may cause our business, strategy, or actual results to differ materially from those contained in forward-looking statements. Factors that may cause these differences include, among other things: adverse housing market conditions, including but not limited to housing starts, construction labor shortages, repair and remodel activity and commercial construction, foreclosure rates, interest rates, unemployment rates and job and wage growth rates, consumer debt levels, tightened availability or affordability of homeowner insurance coverage, and mortgage availability and pricing, as well as other consumer financing mechanisms, that ultimately affect demand for our products; consolidation among competitors, suppliers, and customers; escalating changes in retaliatory trade policies of the United States and other countries; disintermediation risk; our dependence on international suppliers and manufacturers for certain products and related exposure to risks of new or increased tariffs and other risks that could affect our financial condition; pricing and product cost variability; volumes of product sold; competition; the cyclical nature of the industry in which we operate; loss of products or key suppliers and manufacturers; information technology security risks and business interruption risks; effective inventory management relative to our sales volume or the prices of the products we produce; acquisitions and the integration and completion of such acquisitions; the success of management initiatives, including our business and digital transformation initiatives; the ability to attract, train, and retain highly qualified associates and other key personnel while controlling related labor costs; business disruptions; exposure to product liability and other claims and legal proceedings related to our business and the products we distribute; natural disasters, catastrophes, fire, wars or other unexpected events; the impacts of climate change; successful implementation of our strategy; wage increases or work stoppages by our union employees; costs imposed by federal, state, local, and other regulations; compliance costs associated with federal, state, and local environmental protection laws; changes in governmental rules and regulations or interpretations thereof; fluctuations in our operating results; our level of indebtedness and our ability to incur additional debt to fund future needs; the covenants of the instruments governing our indebtedness limiting the discretion of our management in operating the business; the potential to incur more debt; the fact that we have consummated certain sale leaseback transactions with resulting long-term non-cancelable leases, many of which are or will be finance leases; the fact that we lease many of our distribution centers, and we would still be obligated under these leases even if we close a leased distribution center; inability to raise funds necessary to finance a required repurchase of our senior secured notes; a lowering or withdrawal of debt ratings; changes in our product mix; increases in fuel and other energy prices, including as a result of disruptions in international shipping of oil and gas through the Strait of Hormuz and the ongoing conflicts in the Middle East and Ukraine, or availability of third-party freight providers; geopolitical risks, such as acts of war or terrorism or political or civil unrest; changes in insurance-related deductible/retention liabilities based on actual loss development experience; the possibility that the value of our deferred tax assets could become impaired; changes in our expected annual effective tax rate could be volatile; the costs and liabilities related to our participation in multi-employer pension plans could increase; the risk that our cash flows and capital resources may be insufficient to service our existing or future indebtedness; interest rate risk, which could cause our debt service obligations to increase; the effects of epidemics, global pandemics or other widespread public health crises; changes in, or interpretation of, accounting principles; and the other factors described in Part I, Item 1A, “Risk Factors”, in our Form 10-K for fiscal 2025, as supplemented by Part II, Item 1A, “Risk Factors”, in our Form 10-Q for the quarterly period ended April 4, 2026.

Given these risks and uncertainties, we caution you not to place undue reliance on forward-looking statements. We expressly disclaim any obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.

NON-GAAP MEASURES AND SUPPLEMENTAL FINANCIAL INFORMATION

The Company reports its financial results in accordance with GAAP. The Company also believes that presentation of certain non-GAAP measures may be useful to investors and may provide a more complete understanding of the factors and trends affecting the business than using reported GAAP results alone. Any non-GAAP measures used herein are reconciled to their most directly comparable GAAP measures herein in the “Reconciliation of Non-GAAP Measurements” table later in this release. The Company cautions that non-GAAP measures are not intended to present superior measures of our financial condition from those measures determined under GAAP and should be considered in addition to, but not as a substitute for, the Company’s reported GAAP results. The Company further cautions that its non-GAAP measures, as used herein, are not necessarily comparable to other similarly titled measures of other companies due to differences in methods of calculation.

Adjusted EBITDA and Adjusted EBITDA Margin. BlueLinx defines Adjusted EBITDA as an amount equal to net income (loss) plus interest expense and all interest expense related items, income taxes, depreciation and amortization, and further adjusted for certain non-cash items and other special items, including compensation expense from share based compensation, one-time charges associated with the legal, consulting, and professional fees related to our merger and acquisition activities, gains or losses on sales of properties, amortization of deferred gains on real estate, and expense associated with our restructuring activities, such as severance, in addition to other significant and/or one-time, nonrecurring, non-operating items.

The Company presents Adjusted EBITDA because it is a primary measure used by management to evaluate operating performance. Management believes this metric helps to enhance investors’ overall understanding of the financial performance and cash flows of the business. Management also believes Adjusted EBITDA is helpful in highlighting operating trends. Adjusted EBITDA is frequently used by securities analysts, investors, and other interested parties in their evaluation of companies, many of which present an Adjusted EBITDA measure when reporting their results.

We determine our Adjusted EBITDA Margin, which we sometimes refer to as our Adjusted EBITDA as a percentage of net sales, by dividing our Adjusted EBITDA for the applicable period by our net sales for the applicable period. We believe that this ratio is useful to investors because it more clearly defines the quality of earnings and operational efficiency of translating sales to profitability.

Adjusted Net Income (Loss) and Adjusted Earnings (Loss) Per Share. BlueLinx defines Adjusted Net Income (Loss) as Net Income or Loss adjusted for certain non-cash items and other special items, including compensation expense from share based compensation, one-time charges associated with the legal, consulting, and professional fees related to our merger and acquisition activities, gains or losses on sales of properties, realization of deferred gains on real estate, and expense associated with our restructuring activities, such as severance, in addition to other significant and/or one-time, nonrecurring, non-operating items, further adjusted for the tax impacts of such reconciling items. BlueLinx defines Adjusted Earnings (Loss) Per Share (basic and/or diluted) as the Adjusted Net Income (Loss) for the period divided by the weighted average outstanding shares (basic and/or diluted) for the periods presented. However, for any period with an Adjusted Net Loss, only Adjusted Basic Loss Per Share is presented for the period. We believe that Adjusted Net Income (Loss) and Adjusted Earnings (Loss) Per Share (basic and/or diluted) are useful to investors to enhance investors’ overall understanding of the financial performance of the business. Management also believes Adjusted Net Income (Loss) and Adjusted Earnings (Loss) Per Share (basic and/or diluted) are helpful in highlighting operating trends.

Our Adjusted Net Income (Loss) and Adjusted Earnings (Loss) Per Share (basic and/or diluted) are not presentations made in accordance with GAAP and are not intended to present superior measures of our financial condition from those measures determined under GAAP. Adjusted Net Income (Loss) and Adjusted Earnings (Loss) Per Share (basic or diluted), as used herein, are not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. These non-GAAP measures are reconciled in the “Reconciliation of Non-GAAP Measurements” table later in this release.

Free Cash Flow. BlueLinx defines free cash flow as net cash provided by operating activities less total capital expenditures. Free cash flow is a measure used by management to assess our financial performance, and we believe it is useful for investors because it relates the operating cash flow of the Company to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash generated after capital expenditures that can be used for, among other things, investment in our business, strengthening our balance sheet, and repayment of our debt obligations. Free cash flow does not represent the residual cash flow available for discretionary expenditures since there may be other nondiscretionary expenditures that are not deducted from the measure. Free cash flow is not a presentation made in accordance with GAAP and is not intended to present a superior measure of financial condition from those determined under GAAP. Free cash flow, as used herein, is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. This non-GAAP measure is reconciled in the “Reconciliation of Non-GAAP Measurements” table later in this release.

Net Debt, Net Debt Excluding Real Property Finance Lease Liabilities, Overall Net Leverage Ratio, and Net Leverage Ratio Excluding Real Property Finance Lease Liabilities. BlueLinx calculates Net Debt as its total short- and long-term debt, including outstanding balances under our term loan and revolving credit facility and the total amount of its obligations under finance leases, less cash and cash equivalents. Net Debt Excluding Real Property Finance Lease Liabilities is calculated in the same manner as Net Debt, except the total amount of obligations under real estate finance leases are excluded. Although our credit agreements do not contain leverage covenants, a net leverage ratio excluding finance lease obligations for real property is included within the terms of our revolving credit agreement. We believe that Net Debt and Net Debt Excluding Real Property Finance Lease Liabilities are useful to investors because our management reviews both metrics as part of its management of overall liquidity, financial flexibility, capital structure and leverage, and creditors and credit analysts monitor our net debt as part of their assessments of our business. We determine our Overall Net Leverage Ratio by dividing our Net Debt by Twelve-Month Trailing Adjusted EBITDA. Our calculation of Net Leverage Ratio Excluding Real Property Finance Lease Liabilities is determined by dividing our Net Debt Excluding Real Property Finance Lease Liabilities by Twelve-Month Trailing Adjusted EBITDA. We believe that these ratios are useful to investors because they are indicators of our ability to meet our future financial obligations. In addition, our Net Leverage Ratio is a measure that is frequently used by investors and creditors. Our Net Debt, Net Debt Excluding Real Property Finance Lease Liabilities, Overall Net Leverage Ratio, and Net Leverage Ratio Excluding Real Property Finance Lease Liabilities are not made in accordance with GAAP and are not intended to present a superior measure of our financial condition from measures and ratios determined under GAAP. The calculations of our Net Debt, Net Debt Excluding Real Property Finance Lease Liabilities, Overall Net Leverage Ratio, and Net Leverage Ratio Excluding Real Property Finance Lease Liabilities are presented in the table on the last page of this Exhibit 99.1. Net Debt, Net Debt Excluding Real Property Finance Lease Liabilities, Overall Net Leverage Ratio, and Net Leverage Ratio Excluding Real Property Finance Lease Liabilities, as used herein, are not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation.

BLUELINX HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Fiscal Three Months Ended		Fiscal Six Months Ended
	July 4, 2026	June 28, 2025	July 4, 2026	June 28, 2025
(In thousands, except per share amounts)
Net sales	$814,077	$780,107	$1,545,226	$1,489,333
Cost of products sold	674,370	660,418	1,289,122	1,258,515
Gross profit	139,707	119,689	256,104	230,818
Gross margin	17.2%	15.3%	16.6%	15.5%
Operating expenses (income):
Selling, general, and administrative	107,371	95,265	203,575	189,358
Depreciation and amortization	11,473	9,790	23,447	19,344
Realization of deferred gains on real estate	(983)	(983)	(1,967)	(1,967)
Other operating, net	1,243	582	3,118	(1,676)
Total operating expenses	119,104	104,654	228,173	205,059
Operating income	20,603	15,035	27,931	25,759
Interest expense, net	9,379	8,457	18,526	15,037
Income before provision for income taxes	11,224	6,578	9,405	10,722
Provision for income taxes	4,818	2,268	4,457	3,607
Net income	$6,406	$4,310	$4,948	$7,115

Basic earnings per share	$0.82	$0.54	$0.63	$0.87
Diluted earnings per share	$0.81	$0.54	$0.62	$0.87

BLUELINX HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	As of
	July 4, 2026	January 3, 2026
(In thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$318,178	$385,843
Receivables, less allowances of $4,700 and $4,964, respectively	315,939	218,161
Inventories, net	375,258	325,998
Other current assets	52,025	54,466
Total current assets	1,061,400	984,468
Property and equipment, at cost	502,832	495,453
Accumulated depreciation	(226,009)	(208,693)
Property and equipment, net	276,823	286,760
Operating lease right-of-use assets	54,711	54,608
Goodwill	70,301	67,226
Intangible assets, net	78,952	86,700
Deferred income tax asset, net	46,958	50,615
Other non-current assets	14,418	18,902
Total assets	$1,603,563	$1,549,279
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$188,187	$136,388
Accrued compensation	19,398	17,466
Finance lease liabilities - current	21,770	22,348
Operating lease liabilities - current	8,699	8,969
Real estate deferred gains - current	3,935	3,935
Other current liabilities	22,888	22,173
Total current liabilities	264,877	211,279
Long-term debt	297,089	296,660
Finance lease liabilities, less current portion	294,184	298,931
Operating lease liabilities, less current portion	49,684	47,075
Real estate deferred gains, less current portion	57,395	59,362
Other non-current liabilities	18,856	18,657
Total liabilities	982,085	931,964
Commitments and contingencies
STOCKHOLDERS' EQUITY:
Preferred Stock, $0.01 par value, 30,000,000 shares authorized, none outstanding	—	—
Common Stock, $0.01 par value, 20,000,000 shares authorized, 7,860,049 and 7,866,497 outstanding, respectively	79	79
Additional paid-in capital	93,977	94,762
Retained earnings	527,422	522,474
Total stockholders’ equity	621,478	617,315
Total liabilities and stockholders’ equity	$1,603,563	$1,549,279

BLUELINX HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Fiscal Three Months Ended		Fiscal Six Months Ended
	July 4, 2026	June 28, 2025	July 4, 2026	June 28, 2025
(In thousands)
Cash flows from operating activities:
Net income	$6,406	$4,310	$4,948	$7,115
Adjustments to reconcile net income to net cash provided by (used in) operations:
Depreciation and amortization	11,473	9,790	23,447	19,344
Amortization of debt discount and issuance costs	396	330	785	662
Insurance recoveries in excess of carrying values of property & equipment	—	—	—	(2,443)
Provision for deferred income taxes	4,550	(1,208)	3,657	(1,637)
Realization of deferred gains from real estate	(983)	(983)	(1,967)	(1,967)
Share-based compensation	3,239	2,341	6,330	4,863
Changes in operating assets and liabilities:
Accounts receivable	(19,207)	(3,163)	(97,778)	(52,900)
Inventories	(3,516)	8,071	(49,194)	(35,575)
Accounts payable	(6,962)	(34,770)	51,638	7,014
Other current assets	5,856	(4,327)	2,441	(2,707)
Other assets and liabilities	9,924	(7,149)	9,643	(2,435)
Net cash provided by (used in) operating activities	11,176	(26,758)	(46,050)	(60,666)

Cash flows from investing activities:
Adjustment to consideration for Disdero acquisition	—	—	859	—
Disbursements for property and equipment	(2,384)	(9,607)	(4,983)	(15,539)
Proceeds from sales and insurance recoveries of property & equipment	67	65	88	2,605
Net cash used in investing activities	(2,317)	(9,542)	(4,036)	(12,934)

Cash flows from financing activities:
Common stock repurchases	(2,576)	(20,381)	(5,327)	(35,386)
Repurchase of shares to satisfy employee tax withholdings	(1,741)	(1,742)	(2,099)	(1,770)
Principal payments on finance lease liabilities	(5,311)	(3,832)	(9,879)	(8,101)
Other	(140)	—	(274)	—
Net cash used in financing activities	(9,768)	(25,955)	(17,579)	(45,257)

Net change in cash and cash equivalents	(909)	(62,255)	(67,665)	(118,857)
Cash and cash equivalents at beginning of period	319,087	449,020	385,843	505,622
Cash and cash equivalents at end of period	$318,178	$386,765	$318,178	$386,765

BLUELINX HOLDINGS INC.
GROSS PROFIT AND GROSS MARGIN
(Unaudited)

The following schedule presents our revenues disaggregated by specialty and structural product category:

	Fiscal Three Months Ended		Fiscal Six Months Ended
	July 4, 2026	June 28, 2025	July 4, 2026	June 28, 2025
(Dollar amounts in thousands)
Net sales by product category:
Specialty products	$564,140	$543,459	$1,075,946	$1,022,846
Structural products	249,937	236,648	469,280	466,487
Total net sales	$814,077	$780,107	$1,545,226	$1,489,333

Gross profit by product category:
Specialty products	$112,579	$100,282	$205,146	$190,060
Structural products	27,128	19,407	50,958	40,758
Total gross profit	$139,707	$119,689	$256,104	$230,818

Gross margin by product category:
Specialty products	20.0%	18.5%	19.1%	18.6%
Structural products	10.9%	8.2%	10.9%	8.7%
Company gross margin	17.2%	15.3%	16.6%	15.5%

Effects of benefit for import duty-related items:
Specialty products gross profit	$112,579	$100,282	$205,146	$190,060
Less: benefit of import duty-related items	7,240	—	7,240	2,434
Specialty products gross profit, excluding benefit of import-duty related items	$105,339	$100,282	$197,906	$187,626
Specialty products gross margin, excluding benefit of import-duty related items	18.7%	18.5%	18.4%	18.3%

Total gross profit	$139,707	$119,689	$256,104	$230,818
Less: benefit of import duty-related items	7,240	—	7,240	2,434
Total gross profit, excluding benefit of import duty-related items	$132,467	$119,689	$248,864	$228,384
Company gross margin %, excluding benefit of import duty-related items	16.3%	15.3%	16.1%	15.3%

BLUELINX HOLDINGS INC.
RECONCILIATION OF NON-GAAP MEASUREMENTS
(Unaudited)

The following tables reconcile Net income to Adjusted EBITDA (non-GAAP) for the reporting periods indicated:

	Fiscal Three Months Ended		Fiscal Six Months Ended
	July 4, 2026	June 28, 2025	July 4, 2026	June 28, 2025
(In thousands)
Net income	$6,406	$4,310	$4,948	$7,115
Adjustments:
Depreciation and amortization	11,473	9,790	23,447	19,344
Interest expense, net	9,379	8,457	18,526	15,037
Provision for income taxes	4,818	2,268	4,457	3,607
Share-based compensation expense	3,239	2,341	6,330	4,863
Realization of deferred gains on real estate	(983)	(983)	(1,967)	(1,967)
Inventory step-up adjustment	66	—	266	—
Acquisition-related expenses(2)	110	196	217	338
Restructuring and other(3)	1,134	385	2,901	(2,015)
Adjusted EBITDA	$35,642	$26,764	$59,125	$46,322

	Trailing Twelve Fiscal Months Ended
	July 4, 2026	January 3, 2026	June 28, 2025
(In thousands)
Net income	$(1,948)	$219	$28,403
Adjustments:
Depreciation and amortization	44,008	39,905	38,279
Interest expense, net	35,843	32,354	24,976
Provision (benefit) for income taxes	760	(90)	10,916
Share-based compensation expense	12,719	11,252	8,857
Realization of deferred gains on real estate	(3,934)	(3,934)	(3,933)
Gain from sales of property	—	—	(272)
Pension settlement and related cost(1)	—	—	(2,481)
Inventory step-up adjustment	1,064	798	—
Acquisition-related expenses(2)	2,417	2,537	338
Restructuring and other(3)	4,443	(472)	(581)
Adjusted EBITDA	$95,372	$82,569	$104,502

The following notes relate to both of the tables presented above for Adjusted EBITDA:

(1)Reflects expenses and related adjustments to our previously disclosed settlement of the BlueLinx Corporation Hourly Retirement Plan (defined benefit) in 4Q 2023.
(2)Reflects primarily legal, professional, technology and other integration expenses. Certain amounts for prior periods have been reclassified for Acquisition-related costs and Restructuring and other.
(3)For fiscal 2026 reporting periods, composed mainly of severance expenses and professional services fees related to our business and digital transformation initiatives. For the fiscal 2025 reporting periods, composed mainly of insurance recoveries received that exceeded the carrying values of property and equipment damaged or destroyed at our Erwin, Tennessee owned facility by Hurricane Helene in 2024. The trailing-twelve-fiscal-months periods also include legal fees, professional fees, technology expenses, and other one-time nonoperating expenses. Certain amounts for prior periods have been reclassified for Acquisition-related costs and Restructuring and other.

BLUELINX HOLDINGS INC.
RECONCILIATION OF NON-GAAP MEASUREMENTS (continued)
(Unaudited)

The following tables reconcile Net income and earnings per share to Adjusted net income (non-GAAP) and Adjusted earnings per share (non-GAAP):

	Fiscal Three Months Ended		Fiscal Six Months Ended
	July 4, 2026	June 28, 2025	July 4, 2026	June 28, 2025
(In thousands, except per share data)
Net income	$6,406	$4,310	$4,948	$7,115
Adjustments:
Share-based compensation expense	3,239	2,341	6,330	4,863
Amortization of deferred gains on real estate	(983)	(983)	(1,967)	(1,967)
Inventory step-up adjustment	66	—	266	—
Acquisition-related costs	110	196	217	338
Restructuring and other	1,134	385	2,901	(2,015)
Estimated tax impacts of reconciling items (1)	(899)	(643)	(1,944)	(410)
Adjusted net income	$9,073	$5,606	$10,751	$7,924

Basic earnings per share	$0.82	$0.54	$0.63	$0.87
Diluted earnings per share	$0.81	$0.54	$0.62	$0.87

Weighted average shares outstanding - Basic	7,811	7,935	7,836	8,096
Weighted average shares outstanding - Diluted	7,859	7,977	7,903	8,157

Non-GAAP Adjusted Basic EPS	$1.16	$0.70	$1.37	$0.97
Non-GAAP Adjusted Diluted EPS	$1.15	$0.70	$1.36	$0.97

(1) For the current period, applied a normalized income tax rate of 25%. For the prior period, applied the Company’s effective    income tax rate for the reporting period.

In the following table, our Adjusted EBITDA margin (non-GAAP) is calculated and compared to Net income as a percentage of Net sales, with and without the benefit of the import duty-related item:

	Fiscal Three Months Ended		Fiscal Six Months Ended
	July 4, 2026	June 28, 2025	July 4, 2026	June 28, 2025
(Dollar amounts in thousands)
Net sales	$814,077	$780,107	$1,545,226	$1,489,333
Net income	$6,406	$4,310	$4,948	$7,115
Net income as a percentage of Net sales	0.8%	0.6%	0.3%	0.5%

Net sales	$814,077	$780,107	$1,545,226	$1,489,333
Adjusted EBITDA - non-GAAP(1)	$35,642	$26,764	$59,125	$46,322
Adjusted EBITDA margin - non-GAAP	4.4%	3.4%	3.8%	3.1%

Excluding benefits for import duty-related items:
Adjusted EBITDA - non-GAAP(1)	$35,642	$26,764	$59,125	$46,322
Less: benefits of import duty-related items	7,240	—	7,240	2,434
Adjusted EBITDA - non-GAAP(1), excluding benefits of import duty-related items	$28,402	$26,764	$51,885	$43,888
Adjusted EBITDA margin - non-GAAP, excluding benefits of import duty-related items	3.5%	3.4%	3.4%	2.9%

(1)See the table that reconciles Net income (loss) to Adjusted EBITDA (non-GAAP).

BLUELINX HOLDINGS INC.
LIQUIDITY MEASURES
(Unaudited)

The following schedule reconciles Total debt and finance leases to: Net debt (non-GAAP) and to Net debt excluding finance lease liabilities for real property (non-GAAP). The calculations of Net leverage ratio (non-GAAP) and Net leverage ratio excluding real property finance leases liabilities (non-GAAP) are also presented.

	As of
	July 4, 2026	January 3, 2026	June 28, 2025
($ amounts in thousands)
Long term debt(1)	$300,000	$300,000	$300,000
Finance lease liabilities for equipment and vehicles	76,572	80,635	75,570
Finance lease liabilities for real property	239,382	240,644	241,987
Total debt and finance leases	615,954	621,279	617,557
Less: available cash and cash equivalents	318,178	385,843	386,765
Net debt (non-GAAP)	$297,776	$235,436	$230,792

Net debt, excluding finance lease liabilities for real property (non-GAAP)	$58,394	$(5,208)	$(11,195)

Trailing twelve-month adjusted EBITDA (non-GAAP, see above reconciliations)	$95,372	$82,569	$104,502

Net leverage ratio	3.1x	2.9x	2.2x
Net leverage ratio excluding real property finance lease liabilities(2)	0.6x	(0.1.x)	(0.1x)

(1) As of July 4, 2026, January 3, 2026, and June 28, 2025, our long-term debt is comprised of $300 million of senior-secured notes. These notes are presented under the long-term debt caption of our unaudited condensed consolidated balance sheets at $297.1 million, $296.7 million, and $295.7 million as of July 4, 2026, January 3, 2026, and June 28, 2025, respectively. This presentation is net of their unamortized issuance costs and discount. Our senior secured notes are presented in this table at their face value for the purpose of calculating our net leverage ratio.
(2) Net leverage ratio excluding finance lease obligations for real property is included within the terms of our revolving credit agreement.

The following schedule reconciles Net cash provided by (used in) operating activities to Free cash flow (non-GAAP):

	Fiscal Three Months Ended		Fiscal Six Months Ended
	July 4, 2026	June 28, 2025	July 4, 2026	June 28, 2025
(In thousands)
Net cash provided by (used in) operating activities	$11,176	$(26,758)	$(46,050)	$(60,666)
Less: Cash disbursements for property and equipment	(2,384)	(9,607)	(4,983)	(15,539)
Free cash flow - non-GAAP	$8,792	$(36,365)	$(51,033)	$(76,205)